Exhibit 99.1

Vision-Sciences Reports Financial Results of

Second Quarter and First Half Fiscal 2015

Orangeburg, NY – November 5, 2014 – Vision-Sciences, Inc. (Nasdaq: VSCI), a leading provider of unique flexible endoscopic products utilizing its proprietary sterile disposable EndoSheath® technology, today announced financial results for the second quarter and first six months of fiscal (FY) 2015, ended September 30, 2014. Highlights include:

●

Second quarter of FY 2015 net sales of $4.1 million, a 4% increase as compared with $4.0 million in second quarter of FY 2014. Sequentially, net sales in the second quarter increased by 9% from the first quarter of FY 2015. For the first half of FY 2015, net sales increased by 3% to $7.9 million as compared with $7.6 million in the first half of FY 2014;

●

Medical sales of $3.3 million and $6.3 million for the second quarter and first half of FY 2015, respectively, a decrease of 4% and 2% respectively, over the corresponding prior-year periods. Excluding sales to Stryker Corporation, medical sales of $2.9 million and $5.5 million for the second quarter and first half of FY 2015, respectively, an increase of 32% and 36%, respectively, over the corresponding prior-year periods; in May 2014 the Company decided not to renew an agreement with Stryker for the sale of Vision-Sciences’ cystoscopy products.

●

International sales of medical products were $1.4 million and $2.9 million for the second quarter and first half of FY 2015, respectively, an increase of 37% and 33%, respectively, over the corresponding prior-year periods;

●

Net loss of $(1.5) million in the second quarter of FY 2015 as compared with $(1.3) million in the prior-year quarter. Net loss improved by 6% to $(3.5) million for the first half of FY 2015 as compared with $(3.8) million in the prior-year period. Net loss per basic and diluted common share was unchanged at $(0.03) and $(0.08) for the second quarters and first halves, respectively, of FY 2015 and FY 2014;

●	Net cash used in operating activities was $1.8 million for the first half of FY 2015, a significant improvement from $3.2 million in the prior-year period; and,

●	Successfully launched two new products in September 2014: the BRS-5100 Video Bronchoscope in Europe and the world’s smallest video laryngoscope, the ENT-7000, in the U.S.

“Since implementing our strategic initiatives almost a year ago, our driving goal has been to deliver profitable growth. We are focused on building sales of higher-margin products to support our goal. The significant growth realized by all of our businesses, excluding sales to Stryker, has shown that this strategy is beginning to have a positive impact. In addition, for the last three quarters, we have continued to reduce our operating and net loss while simultaneously reducing net cash used in operating activities,” commented Howard Zauberman, President and Chief Executive Officer of Vision-Sciences, Inc.

“Following our strategic decision in May to regain the sales of our cystoscopy line from Stryker, we have worked diligently to transform this formerly dilutive product line to one of profitability. To date, we have converted approximately 90% of the active Stryker customer base to Vision-Sciences’ customers. We believe that by focusing on the office based small and large group urology practices and ambulatory surgery centers, where most cystoscopies are performed, we will achieve our goal.

“Going forward, we will continue to expand and round out our product line, and broaden our sales focus, with the goal of becoming cash-flow neutral to positive in the foreseeable future,” concluded Mr. Zauberman.

Results of Operations

Net sales in the second quarter of fiscal (FY) 2015 increased by 4% to $4.1 million as compared with $4.0 million in the same period one year ago. Higher sales in our urology and ENT markets were offset in part by lower sales in our TNE and pulmonology markets. Excluding sales to Stryker Corporation, sales in our medical business were $2.9 million, an increase of 32% compared with the same period one year ago.

Net sales in the first half of FY 2015 increased by 3% to $7.9 million compared with $7.6 million in the prior-year period, as higher sales in our urology, ENT and pulmonology markets were offset in part by lower sales in our TNE market.

Industrial sales in the second quarter of FY 2015 increased by 48% to $0.8 million compared with $0.6 million in the same period one year ago. In the first half of FY 2015, industrial sales increased by 29% to $1.5 million as compared with $1.2 million in the first half of FY 2014. Growth in both periods was primarily due to the addition of new customers.

Net sales detail (in thousands, except for percentages) for the second quarter and first half of fiscal years 2015 and 2014 is as follows:

	Three Months Ended			Six Months Ended
	September 30,			September 30,
Market/Category	2014	2013	%	2014	2013	%
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Urology	$1,928	$1,681	15%	$3,701	$3,542	4%
ENT	510	403	27%	761	743	2%
TNE	76	355	-79%	257	558	-54%
Pulmonology	227	395	-43%	592	481	23%
Repairs, peripherals and accessories	526	565	-7%	1,016	1,104	-8%
Total net medical sales	$3,267	$3,399	-4%	$6,327	$6,428	-2%
Total net industrial sales	843	569	48%	1,535	1,192	29%
Net Sales	$4,110	$3,968	4%	$7,862	$7,620	3%

Gross profit increased 5% to $1.3 million for the second quarter of FY 2015. Gross profit as a percent of net sales increased to 30.6% for the second quarter of FY 2015 as compared with 30.1% in the prior-year period. For the first half of FY 2015, gross profit increased 6% to $2.4 million. Gross profit as a percent of net sales increased to 30.6% for the first half of FY 2015 as compared with 29.9% in the prior-year period. The increases in gross profit and gross profit as a percent of net sales are primarily attributable to a shift in sales mix toward higher margin products and to our cost-savings measures driven by our strategy to improve profitability.

Selling, general and administrative (“SG&A”) expense was $2.4 million in the second quarter of FY 2015, an increase of $0.3 million, or 15%, compared with the prior-year period. The second quarter of FY 2014 included the reversal of stock-based compensation expense related to the departure of our former chief executive officer. In the first half of FY 2015, SG&A expense was $4.8 million, a decrease of $0.3 million, or 5%, compared with the prior-year period. The improvement is primarily attributable to our cost-savings measures, as well as severance expense in the prior-year period.

Research and development (“R&D”) expense was $0.3 million for the second quarter of FY 2015, a decrease of $0.1 million, or 20%, compared with the same period last year, primarily attributable to lower product development costs and the timing of expenses. For the first half of FY 2015, R&D expenses increased 4% over the same period last year.

In the second quarter of FY 2015, the Company’s operating loss increased by $0.2 million, or 12%, to $(1.4) million as compared with the prior-year period, primarily due to the higher SG&A expense as previously discussed. In the first half of FY 2015, the operating loss improved by $0.4 million, or 10%, to $(3.3) million as compared with the prior-year period, primarily due to lower SG&A expense and higher gross margin.

The Company reported a net loss of $(1.5) million, or $(0.03) per basic and diluted share, for the second quarter of FY 2015 versus a net loss of $(1.3) million, or $(0.03) per basic and diluted share, for the second quarter of FY 2014. For the first half of FY 2015, the net loss improved to $(3.5) million, or $(0.08) per basic and diluted share, as compared with a net loss of $(3.8) million, or $(0.08) per basic and diluted share, for the prior-year period.

At September 30, 2014, the Company had cash and cash equivalents of $1.4 million and working capital of $5.9 million, compared with cash and cash equivalents of $1.2 million and working capital of $6.9 million at March 31, 2014. Net cash used in operating activities was $1.8 million for the first half of FY 2015, an improvement from $3.2 million in the same period one year ago. On June 16, 2014, the Company issued a convertible promissory note to Lewis C. Pell, our Chairman, which allows us to borrow up to $5.0 million. As of the date of this press release, we have $3.0 million in principal outstanding under the note.

Conference Call

Howard Zauberman, President and Chief Executive Officer, and Gary Siegel, Vice President, Finance, will host a conference call to discuss the second quarter fiscal 2015 financial results at 8:30 a.m. EDT, on Thursday, November 6, 2014.

Conference dial-in:	(877) 303-1595
International dial-in:	(970) 315-0449
Conference ID:	22049644
Webcast:	http://ir.visionsciences.com/

An audio replay of the conference call will be available from 11:30 a.m. EDT on Thursday, November 6, 2014, through 11:59 p.m. EDT on Thursday, November 13, 2014, by dialing (855) 859-2056 from the U.S. or (404) 537-3406 from abroad. The audio webcast will also be available in the investor section of the Company’s website, www.visionsciences.com.

About Vision-Sciences, Inc.

Vision-Sciences, Inc. designs, develops, manufactures and markets products for flexible endoscopy. The Company’s unique product lines feature a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety. Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision-Sciences, Inc. owns the registered trademarks Vision Sciences®, EndoSheath®, EndoWipe®, Slide-On®, and The Vision System®.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based on Vision-Sciences’ current expectations, and should not be relied upon as representing its views as of any subsequent date. Forward-looking statements are subject to a variety of risks and uncertainties that could cause the Company’s actual results to differ materially from the statements contained herein; risk factors are detailed in the Company’s most recent annual report and other filings with the U.S. Securities and Exchange Commission. There is no assurance that any future results or events discussed in these statements will be achieved. The Company does not assume any obligation to update any forward-looking statements as a result of new information or future events or developments, except as may be required by law.

Contacts: Gary Siegel Vice President, Finance Vision-Sciences, Inc. (845) 365-0600 invest@visionsciences.com	Lisa Wilson President In-Site Communications, Inc. (212) 452-2793 lwilson@insitecony.com

(Financial tables follow)

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net sales	$4,110	$3,968	$7,862	$7,620
Cost of sales	2,852	2,773	5,455	5,345
Gross profit	1,258	1,195	2,407	2,275

Selling, general, and administrative expenses	2,358	2,050	4,849	5,100
Research and development expenses	341	428	877	847
Operating loss	(1,441)	(1,283)	(3,319)	(3,672)

Interest expense	(106)	(44)	(189)	(85)
Other, net	4	7	(12)	3
Loss before provision for income taxes	(1,543)	(1,320)	(3,520)	(3,754)
Income tax provision	-	3	-	3
Net loss	$(1,543)	$(1,323)	$(3,520)	$(3,757)

Net loss per common share - basic and diluted	$(0.03)	$(0.03)	$(0.08)	$(0.08)

Weighted average shares used in computing net loss per common share - basic and diluted	46,327	46,144	46,294	46,127

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	March 31,
	2014	2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$1,395	$1,237
Accounts receivable, net	2,920	3,818
Inventories, net	4,221	4,194
Prepaid expenses and other current assets	460	455
Total current assets	8,996	9,704

Property and equipment, net	986	1,062
Other assets, net	67	67
Total assets	$10,049	$10,833

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,405	$1,217
Accrued expenses	880	918
Accrued compensation	514	474
Deferred revenue	310	210
Capital lease obligations	-	22
Total current liabilities	3,109	2,841

Convertible debt—related party	24,480	22,414
Deferred revenue, net of current portion	128	93
Total liabilities	27,717	25,348

Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value Authorized—5,000 shares; issued and outstanding - none	-	-
Common stock, $0.01 par value Authorized—100,000 shares; issued and outstanding—47,793 shares and 47,614 shares, respectively	478	476
Additional paid-in capital	103,000	102,629
Treasury stock at cost, 65 shares and 59 shares of common stock, respectively	(85)	(78)
Accumulated deficit	(121,061)	(117,542)
Total stockholders’ deficit	(17,668)	(14,515)
Total liabilities and stockholders’ deficit	$10,049	$10,833

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(3,520)	$(3,757)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	318	362
Stock-based compensation expense	349	328
Provision for bad debt expenses	11	7
Amortization of debt discount	66	-
Loss (gain) on disposal of fixed assets	9	(5)
Changes in assets and liabilities:
Accounts receivable	887	802
Inventories	(261)	(712)
Prepaid expenses and other current assets	(5)	(117)
Accounts payable	188	(112)
Accrued expenses	(38)	50
Accrued compensation	40	(96)
Deferred revenue	135	22
Net cash used in operating activities	(1,821)	(3,228)
Cash flows from investing activities:
Purchases of property and equipment	(17)	(46)
Proceeds from disposal of fixed assets	-	3
Net cash used in investing activities	(17)	(43)
Cash flows from financing activities:
Proceeds from issuance of convertible debt—related party	2,000	3,000
Proceeds from exercise of stock options	25	-
Common stock repurchased	(7)	(28)
Payments of capital leases	(22)	(34)
Net cash provided by financing activities	1,996	2,938
Net increase (decrease) in cash and cash equivalents	158	(333)
Cash and cash equivalents at beginning of period	$1,237	$788
Cash and cash equivalents at end of period	$1,395	$455